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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 AND
FOR THE YEAR ENDED DECEMBER 2000


                                    First Quarter    First Quarter     Year Ended
                                     March 31,        March 31,       December 31,
BASIC                                   2001             2000             2000
                                     ___________      __________      ___________
Earnings:
    Income applicable to common
      stock                            $764,884         $510,209       $2,649,113
                                     ===========      ==========      ===========

Shares:
    Weighted average number of
      common shares outstanding       2,492,196        2,470,551        2,487,187
                                     ===========      ==========      ===========

Earnings per common share:
    Income applicable to common
      stock                               $0.31            $0.21            $1.07
                                     ===========      ==========      ===========


DILUTED

Earnings:
    Net income                         $795,177         $548,268       $2,787,887
                                     ===========      ==========      ===========

Weighted average number of
    common shares outstanding         2,492,196        2,470,551        2,487,187

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                40,946           36,951           29,196

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to
      2.998                             391,599          457,153          406,428
                                     ___________      __________      ___________

    Weighted average number of
      common shares outstanding,
      as adjusted                     2,924,741        2,964,655        2,922,811
                                     ===========      ==========      ===========


Fully diluted earnings per common
  share                                   $0.27            $0.18            $0.95
                                     ===========      ==========      ===========



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